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                                   [LETTERHEAD]


                                 November 9, 1998



Renaissance Golf Products, Inc.
12187 South Business Park Drive, Suite 100
Draper, Utah 84020

          Re:  Registration of Shares of Common Stock Issuable
               Pursuant to a Non-Qualified Stock Option Agreement

Gentlemen:

     We have examined a copy of the Registration Statement on Form S-8 (the "Registration Statement") of Renaissance Golf Products, Inc., a Delaware corporation (the "Company"), for the registration under the Securities Act of 1933, as amended, of up to 50,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), issuable upon exercise of options granted pursuant to an individual stock option agreement with Ed Bailey (the "Agreement"). We have also examined the Certificate of Incorporation of the Company, the Agreements, and such other corporate records and other documents as we have deemed necessary in order to express the opinion set forth below.

     We are of the opinion that, upon exercise of the options granted under the Plan and the Agreement, and payment in full of the exercise price therefor, the Shares will have been duly authorized, validly issued, and fully paid and nonassessable shares of Common Stock of the Company under the laws of the State of Delaware, where the Company is incorporated.

     We hereby consent to the reference to this firm under Item 5 of the Registration Statement and to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/  Bruce H. Haglund
                                        ----------------------------
                                        Bruce H. Haglund

BHH:jwr